FIRST INTERSTATE BANCORP
                        COMPUTATION OF EARNINGS PER SHARE
               (dollars in millions except for per share amounts)

                                                       Three Months Ended
                                                 -------------------------------
                                                 March 31  December 31  March 31
                                                   1995       1994        1994
                                                 --------  -----------  --------
Net income applicable to common stock
Net income                                       $  212.0   $  211.3    $  184.1
Less dividends on preferred stock                     8.3        8.3         8.3
                                                 --------   --------    --------
Net income, as adjusted, for calculation of
  primary and fully diluted earnings per share   $  203.7   $  203.0    $  175.8
                                                 ========   ========    ========

Weighted average number of shares (in thousands)
Weighted average number of shares outstanding 75,041 75,201 78,024 Dilutive effect of outstanding stock options
  (as determined by application of the
  treasury stock method)                            1,403      1,436       1,444
Stock units under Management Incentive Plan            20         19          17
                                                 --------   --------    --------
Weighted average number of shares, as
  adjusted, for calculation of primary
  earnings per share                               76,464     76,656      79,485
Additional dilutive effect of
  outstanding stock options                            70        --          204
                                                 --------   --------    --------
Weighted average number of shares, as
  adjusted, for calculation of fully
  diluted earnings per share                       76,534     76,656      79,689
                                                 ========   ========    ========

Primary and fully diluted earnings per share (1)
Net income                                       $   2.66   $   2.65    $   2.21
                                                 ========   ========    ========


(1) Fully diluted earnings per share are considered equal to primary earnings per share because the addition of potentially dilutive securities which are not common stock equivalents resulted in dilution of less than three percent.